Exhibit 99.3

MUNICIPAL SECONDARY MARKET DISCLOSURE
VOLUNTARY NOTICE OF EVENT

 The following voluntary notice is given with respect to:

$24,000,000 Parish of St. Charles, State of Louisiana
7% Solid Waste Disposal Revenue Bonds
(Louisiana Power & Light Company Project) Series 1992-A (the "Bonds")
CUSIP Number 788116 AB 7

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Description of Event:

In November, 2000, the Internal Revenue Service (the "Service") notified the Parish of St. Charles, State of Louisiana (the "Issuer") that an audit of the Bonds had been initiated. The Bonds were issued to finance previously unfinanced costs of the acquisition by Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company and hereinafter the "Company") of certain solid waste disposal facilities (the "Facilities") at Unit 3 (Nuclear) of the Waterford Steam Electric Generating Station of the Company.

In January, 2002, the Service notified the Issuer of a preliminary adverse determination that interest on the Bonds is not excludable from gross income under Section 103 of the Internal Revenue Code of 1986, as amended (the "Code"). The stated basis for this determination was that, because the waste that the Facilities disposed of was radioactive, it did not constitute "solid waste" within the meaning of Section 142(a)(6) of the Code and therefore the Facilities did not qualify as solid waste disposal facilities within the meaning of that provision. In October, 2004, the Service forwarded to the Issuer a technical advice memorandum issued by the Service National Office that concurred with the preliminary adverse determination.

On March 14, 2005, the Service notified the Issuer that the Service has concluded its examination of the Bonds and made a proposed adverse determination that interest on the Bonds is not excludable from gross income under Section 103 of the Code. The stated basis for this determination was the same as that stated in the preliminary adverse determination.

The Issuer and the Company intend to continue to contest vigorously this matter.

The Company is voluntarily giving this notice and has neither a contractual obligation nor an obligation pursuant to Rule 15c2-12 under the Securities Exchange Act of 1934, as amended, to do so. In giving this voluntary notice, the Company is not undertaking any duty to make continuing disclosure concerning further developments with respect to the audit of the Bonds, the proposed adverse determination described in this notice, or any other matters relating to the Bonds.

For further information about this matter, please call Steven C. McNeal, Vice President and Treasurer, Entergy Louisiana, Inc., (504) 576-4366.